UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 31, 2013
(Date of earliest event reported: July 30, 2013)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

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5.02(b). Retirement of Robert Kretzman as Executive Vice President and Chief Administrative Officer. On July 30, 2013, Robert Kretzman, Executive Vice President and Chief Administrative Officer of Revlon, Inc. (together with its subsidiaries, including Revlon Consumer Products Corporation (“RCPC”), the “Company”), advised the Company that he will be retiring on September 30, 2013, after a 25-year career at the Company.

2.

5.02(d). Election of Robert Kretzman as a Director. On July 30, 2013, Revlon, Inc.’s Board of Directors voted to increase the size of the Board from 12 directors to 13 directors and elected Robert Kretzman as a Director of Revlon, Inc., effective as of October 1, 2013. With the election of Mr. Kretzman, Revlon, Inc.’s Board of Directors will be comprised of 13 members, 8 of whom constitute independent Directors under NYSE and SEC standards.

Mr. Kretzman has served as the Company's Executive Vice President and Chief Administrative Officer since November 2010. He has been responsible at various points in his 25-year career with the Company for the Company’s global Legal function, global Human Resources function, Real Estate and Facilities, Security and Licensing business. He has served at various times as the Company’s General Counsel, Chief Legal Officer, Executive Vice President, Human Resources and Corporate Compliance Officer, since commencing his career at the Company in 1988. Mr. Kretzman’s detailed biographical information is included in Revlon, Inc.'s 2013 Proxy Statement.

Mr. Kretzman’s compensation as an executive of the Company, and his executive employment agreement, were reported, and described, in Revlon, Inc.’s 2013 proxy statement.

3.

5.02(c). Election of Lawrence Alletto as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. On July 30, 2013, Revlon, Inc.’s Board of Directors elected Lawrence Alletto as Executive Vice President and Chief Financial Officer, effective upon his commencement date, which is expected to occur no later than October 31, 2013, and as Chief Administrative Officer, effective following his commencement date and Mr. Kretzman’s retirement. Mr. Alletto’s election as Chief Financial Officer fills the vacancy in that position created by the resignation of the Company’s former Chief Financial Officer, as previously disclosed in a Current Report on Form 8-K filed by the Company with the SEC on June 19, 2013.

Mr. Alletto (48) served since 1993 as Managing Director, JPMorgan Chase & Co. (and its predecessor firms), Investment Banking Department, and since 2009, as the Global Head of Financial Sponsors Group. Previously, Mr. Alletto served as Managing Director, Chemical Bank (and its predecessor firms), from 1990 – 1993, following other positions of employment in the finance sector.

RCPC entered into an employment agreement with Mr. Alletto, which, among other things, provides that Mr. Alletto will serve as the Company's Executive Vice President, Chief Financial Officer and Chief Administrative Officer, as of the effective dates set forth above, at an annual base salary of not less than $765,000, with a target bonus of 75% of his base salary with the possibility of exceeding such amount based upon over-achievement of the Company's objectives. Mr. Alletto’s 2013 target bonus will be guaranteed and he will also receive a grant of 120,000 restricted shares of Revlon, Inc. Class A common stock which will vest on a pro rata basis over 3 years until fully vested, including after any termination other than for cause.

During his period of employment with the Company, Mr. Alletto is eligible to participate in the Company's annual long-term incentive compensation plan (“LTIP”) program, subject to Compensation Committee approval. In connection with his commencement of employment, the Compensation Committee approved a 2013 LTIP grant in the amount of $500,000, which shall not be pro-rated for 2013 and would be payable in March 2016, to the extent the objectives under the Company’s LTIP Program have been achieved and otherwise subject to the terms of the LTIP Program and the Revlon Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). In addition, the Compensation Committee approved two additional, one-time LTIP grants for Mr. Alletto in the amount of $500,000 each. The 2013 supplemental grant would be payable in March 2014 and is guaranteed at target. The 2013/2014 supplemental award would be payable in March 2015 to the extent the objectives under the Company’s LTIP Program for 2013 and 2014 have been achieved. Each of these LTIP awards shall be otherwise subject to the terms of the LTIP Program and the Incentive Compensation Plan. The term of Mr. Alletto’s employment agreement is indefinite. Mr. Alletto is entitled to participate in other benefit plans generally made available to the Company's other senior executives at his level. Upon any "change of control," the term of Mr. Alletto’s employment agreement would be extended for 24 months and if, within such period, Mr. Alletto terminated his employment for ‘‘good reason’’ or if the Company terminated his employment other than for ‘‘cause,’’ he would receive: (i) two times the sum of (a) his base salary and (b) his average gross bonus earned over the previous five years; (ii) 24 months' continuation of fringe benefits; and (iii) all of his unvested restricted shares would immediately vest.

Mr. Alletto does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K. Mr. Alletto’s former employer, JPMorgan Bank, N.A., serves as trustee and record keeper of the Company’s 401(k) plan, in the ordinary course of business and on arm’s length terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Lauren Goldberg
Lauren Goldberg
Executive Vice President and General Counsel

Date: July 31, 2013

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